Exhibit 99.2

                           BOWLIN TRAVEL CENTERS, INC.

February 13, 2001

Recipient of shares of common stock of
Bowlin Travel Centers, Inc. in spin-off:

On January 30, 2001, Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin"), made a pro rata distribution (the "Spin Off") to the holders of its common stock of all the outstanding shares of common stock of Bowlin Travel Centers, Inc., a Nevada corporation ("Bowlin Travel Centers") and a wholly owned subsidiary of Bowlin. Distributees received one share of Bowlin Travel Centers common stock for every one share of Bowlin common stock held.

On February 1, 2001, Bowlin consummated a merger (the "Merger") with Lamar Southwest Acquisition Corporation, a wholly owned subsidiary of Lamar Advertising Company ("Lamar"), pursuant to which, each share of Bowlin common stock was converted into the right to receive 0.15818 shares of common stock of Lamar and cash for fractional shares.

Based on an opinion of independent tax counsel, the Federal income tax consequences of the Spin Off and the Merger are as follows:

     1. The Spin Off will qualify as a tax-free distribution described in
Section 355(a)(1) of the Internal Revenue Code. As a result, no gain or loss will be recognized to (and no amount will be included in the income of) holders of the Bowlin common stock solely as a result of their receipt of Bowlin Travel Centers common stock in the Spin Off.

     The merger of Bowlin with Lamar Southwest Acquisition Corporation will qualify as a tax-free reorganization described in Section 368 of the Internal Revenue Code. As a result, no gain or loss will be recognized to (and no amount will be included in the income of) holders of the Bowlin common stock solely as a result of their receipt of the stock of Lamar in the merger.

         2. A holder of Bowlin common stock receiving cash in lieu of a fractional share of Lamar common stock will recognize gain or loss measured by the difference between the amount of cash received and the holder's tax basis in the fractional share. Such gain or loss will be capital gain or loss to the holder if the Bowlin common stock to which the fractional share pertains has been held as a capital asset. Any capital gain or loss will be long-term capital gain or loss if such Bowlin common stock has been held for more than one year.

     The tax basis of the Bowlin common stock and the Bowlin Travel Centers common stock held by a distributee immediately after the Spin Off will equal the tax basis of that distributee in its Bowlin common stock immediately before the Spin Off, allocated in proportion to the relative fair market values of the Bowlin common stock and the Bowlin Travel Centers Stock at the time of the Spin Off. The tax basis of the Lamar common stock received in exchange for the Bowlin common stock as a result of the merger will be the tax basis of the Bowlin common stock at the time of the merger, reduced by the portion of the tax basis of the Bowlin common stock allocable to fractional shares of Lamar common stock for which cash is received.

     The average of the high and low trading prices on the OTC Bulletin Board on January 31, 2001 (the first day of independent trading) per share of Bowlin Travel Centers common stock was $1.25. The average of the high and low trading
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price per share of Bowlin common stock on the American Stock Exchange on January
31, 2001 was $7.90. Accordingly, if a holder received Bowlin Travel Centers common stock in the Spin Off, the new tax basis for such stock would be 13.66% of the pre-existing basis of the Bowlin common stock, and the new tax basis for their Bowlin common stock would be 86.34% of the pre-existing basis for their Bowlin common stock.

     To illustrate, a holder of 100 shares of Bowlin common stock with an aggregate tax basis of $8,000 received a distribution of 100 shares of Bowlin Travel Centers common stock. After the distribution, the holder's new tax basis in Bowlin common stock would be $6,907.20 (that is, 86.34% x $8,000), and the holder's new tax basis in Bowlin Travel Centers common stock would be $1,092.80 (that is, 13.66% x $8,000).

     4. The holding period of the Bowlin Travel Centers common stock received in the Spin Off will include the holding period of the Bowlin common stock with respect to which the Bowlin Travel Centers common stock was distributed, provided that such distributee held such Bowlin common stock as a capital asset on the date of the Spin Off.

In addition, under Regulation ss.1.355-5(b) of the Internal Revenue Code, every taxpayer who received a distribution of Bowlin Travel Centers common stock, is required to attach to their tax return for the year in which the distribution occurred, a statement that includes a description of the stock and securities surrendered (if any) and received, and the names and address of all corporations involved in the transaction. A sample of that form is attached for your convenience.

     HOLDERS ARE ENCOURAGED TO CONSULT THEIR PERSONAL TAX ADVISORS REGARDING ANY FURTHER TAX QUESTIONS.

                    WORKSHEET FOR CALCULATING YOUR TAX BASIS

     Below is an example based on a shareholder with 100 shares of Bowlin common stock receiving 100 shares of Bowlin Travel Centers common stock in the Spin Off.

                               Bowlin common stock

                                                     Example        Your Shares
                                                    ---------       -----------
Tax Basis of Bowlin common stock as of 1/31/01      $8,000.00       $

Multiply Basis by rate                              x   13.66%      x   13.66%

Basis of Bowlin Travel Centers common stock         $1,092.80       $

New Tax Basis of Bowlin common stock
(100% less 13.66%, or 86.345%)                      $6,907.20       $
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                  INFORMATION STATEMENT TO IRS BY SHAREHOLDERS

NOTE: ATTACH TO RETURN OF SHAREHOLDERS FOR THE YEAR OF DISTRIBUTION.

Statement of Shareholders receiving a distribution of stock in Bowlin Travel Centers, Inc. ( a controlled corporation), pursuant to Regs.ss.1.355-5(b).

     1. The undersigned, a shareholder owning shares of Bowlin Outdoor Advertising & Travel Centers Incorporated as of January 30, 2001, received a distribution of stock in a controlled corporation pursuant to ss.355 of the Internal Revenue Code.

     2. The names and address of the corporations involved are:

        Parent:                      Bowlin Outdoor Advertising & Travel Centers
                                     Incorporated
                                     150 Louisiana N.E.
                                     Albuquerque, New Mexico 87108

        Controlled Corporation:      Bowlin Travel Centers, Inc.
                                     150 Louisiana N.E.
                                     Albuquerque, New Mexico  87108

     3. No stock or securities in Bowlin Outdoor Advertising & Travel Centers Incorporated were surrendered by the undersigned.

     4. ____________ shares of common stock of Bowlin Travel Centers, Inc. were received.



                                        ----------------------------------------
                                        Shareholder